UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 27, 2007

(Date of Report - Date of earliest event reported on)

Vermont	000-16435	03-0284070
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Derby Road, Derby, Vermont	05829
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number: (802) 334-7915

Not Applicable

(Former name, former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17CFR 203.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02  Unregistered Sales of Equity Securities

On  December 27, 2007, Community Bancorp. (the “Company”) completed the sale of 25 shares of its Series A Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock for a gross purchase price of $2.5 million.

The shares were issued in a private transaction with three institutional investors in reliance on an exemption from registration under Section 4(2) of the federal Securities Act and/or Commission Regulation D.

The Series A Preferred Stock is expected to qualify as Tier 1 capital for regulatory capital purposes.  The sale proceeds, together with the proceeds of a $12.5 million issuance of trust preferred securities, are being used to fund a portion of the $26.7 million merger consideration being paid in cash to the shareholders of LyndonBank, Lyndonville, Vermont in connection with the merger of LyndonBank with and into Community National Bank, the Company’s wholly-owned subsidiary.  That merger takes effect as of the close of business on December 31, 2007.

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On December 27, 2007, Articles of Amendment to the Company's Amended and Restated Articles of Association were filed with the Vermont Secretary of State to create the Series A Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock.  The Amendment became effective on filing and was adopted by resolution of the Board of Directors, without shareholder vote, in accordance with applicable Vermont law and with the authority granted to the Board in Article 5.B of the Company’s Amended and Restated Articles of Association.

The Series A Preferred Stock includes the following features:

•
Dividends are payable quarterly at a fixed rate of 7.5% per annum for the first five years following issuance.  Thereafter, the dividend rate will be adjusted quarterly to the Wall Street Journal prime rate in effect on the first business day of each quarterly dividend period.

•	Dividends are non-cumulative.
•
The shares will receive a preference as to payment of dividends and distributions upon liquidation over the Company’s common stock.  Should the Company issue additional series of preferred stock in the future, the Series A Preferred Stock will rank in parity with those other shares as to dividends and distributions upon liquidation.

•	The shares have no maturity date.
•
Subject to approval by the Board of Governors of the Federal Reserve System or its delegate, the Federal Reserve Bank of Boston, the Series A Preferred Stock is redeemable, in whole or in part, at the option of the Company.  Any such redemption must be pro rata.

•	The shares have a liquidation preference of $100,000 per share.
•	The shares are non-voting, except with respect to matters that could have a material adverse effect on the shares.
•	The shares do not have any preemptive rights, nor are they convertible or exchangeable into any other class of equity or debt securities of the Company.
•	The shares are not listed on any exchange or traded in any public trading market, nor have they been rated by any rating agency.

The above description of the Series A Preferred Stock is qualified in its entirety by reference to the complete text of the Certificate of Creation, Designation, Powers, Preferences, Rights, Privileges, Qualifications, Limitations, Restrictions, Terms and Conditions of the Series A Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, filed as Exhibit 3(i) to this Report.

Item 9.01.  Financial Statements, Proforma Financial Information and Exhibits.

(d)	Exhibits.

The following exhibit, referred to in Item 5.03 of this report, is filed, herewith:

Exhibit 3(i) – Certificate of Creation, Designation, Powers, Preferences, Rights, Privileges, Qualifications, Limitations, Restrictions, Terms and Conditions of the Series A Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY BANCORP.

DATED: December 27, 2007	/s/ Stephen P. Marsh
Stephen P. Marsh,
President & Chief Operating Officer
(Chief Financial Officer)